EXHIBIT 5.1

                                November 21, 2003

Genus,  Inc.
1139  Karlstad  Drive
Sunnyvale,  California  94089

     RE:  REGISTRATION  STATEMENT  ON  FORM  S-3

Ladies  and  Gentlemen:

     We have examined the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of a resale offering of 6,400,000 shares of your common stock issued pursuant to that certain Stock Purchase and Registration Agreement dated November 7, 2003 by and among Genus, Inc. and the investors identified on the signature pages thereto. We have examined the proceedings taken in connection with the sale and issuance of the above-referenced shares.

     It is our opinion that the common shares have been legally and validly issued and are fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

                                   Very truly yours,

                                   WILSON SONSINI GOODRICH & ROSATI
                                   Professional Corporation

                                   /s/ WILSON SONSINI GOODRICH & ROSATI


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